Exhibit 10.1

SALLYPORT COMMERCIAL FINANCE, LLC ACCOUNTS RECEIVABLE FINANCING AGREEMENT

THIS ACCOUNTS RECEIVABLE FINANCING AGREEMENT (this “Agreement”) is entered into in Houston, Texas, between Sallyport Commercial Finance, LLC (“Lender”), with offices at 14100 Southwest Freeway, Suite 210, Houston, Texas 77478, and Boxlight, Inc., a Washington corporation (“Boxlight”), whose offices are located at 1045 Progress Circle, Lawrenceville, GA. 30043, and EOSEDU, LLC, an Arizona limited liability company (“EOSUDU”), whose offices are located at 8767 East Via De Ventura, Suite 126, Scottsdale, AZ 85258 (each, a “Borrower” and collectively referred to as “Borrowers”). A reference herein to either Borrower, shall be a reference to each Borrower and each Borrower and Lender agree to the following:

1. Definitions and Index to Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have that meaning as set forth in the Uniform Commercial Code as enacted in the State of Texas (the “UCC”).

1.1 “Accounts” shall have the meaning as set forth in the UCC, plus all contract rights, documents, notes, instruments and all other forms of obligations owed to or owned by Borrower, all general intangibles relating thereto, all proceeds thereof, all guaranties, supporting obligations and security therefore, and all goods and rights represented thereby and arising therefrom, including, but not limited to, returned, reclaimed and repossessed goods and the rights of stoppage in transit, replevin and reclamation.

1.2 “Advance” See Schedule A, No. 2.

1.3 “Account Advance Base” means an amount equal to the Advance Rate multiplied by the Eligible Accounts, each as determined by Lender from time to time in its sole and absolute discretion.

1.4 “Account Debtor” means the person or entity which is obligated on an Account, together with anything else defined as an “account debtor” in the UCC.

1.5 “ACH” – the Automated Clearing House.

1.6 “Advance Rate” – See Schedule A, No. 3.

1.7 “Administrative Fee” – See Schedule A. No. 1.

1.8 “Affiliate” means with respect to any person or entity in question, any other person or entity owned or controlled by, or which owns or controls or is under common control or is otherwise affiliated with such person or entity in question.

1.9 “Audit Fee” – See Schedule A, No. 4.

1.10 “Availability Pool” means, at the time of determination thereof, the maximum amount available for an Advance to Borrower, as determined in accordance with the Availability Certificate. As used herein, the Availability Pool shall mean a single Availability for both Borrowers in aggregate.

1.11 “Availability Certificate” means a certificate in the form of Schedule B attached hereto duly executed by an authorized officer of Borrower or such other document in form acceptable to Lender in Lender’s sole discretion.

1.12 “Avoidance Claim” means the assertion, complaint, judgment or otherwise against Lender, any payment Lender received with respect to any Account, whether the amount related thereto was paid by the Account Debtor, the Borrower, on behalf of Borrower or for its benefit, or any lien granted to Lender is avoidable (or recoverable from Lender) under the Bankruptcy Code, any other debtor relief statute, including, but not limited to, preference claims, fraudulent or voidable transfer claims, or through receivership, assignment for the benefit of creditors or any equivalent recovery law, rule or regulation which relates to the adjustment of debtor and creditor relations.

1.13 “Base Rate” – The highest prime rate publicly announced on the applicable date by The Wall Street Journal as its prime or base rate or equivalent rate, or if The Wall Street Journal ceases to publish the prime rate, such other published prime rate as chosen by Lender, in its sole discretion.

1.14 “BOXL” – Shall mean Boxlight Corporation, a Nevada corporation and the direct or indirect parent of Borrower.

1.15 “Collateral” – All of Borrower’s now owned or hereafter acquired Accounts, Equipment, Inventory, Financial Assets, Chattel Paper, Electronic Chattel Paper, Letters of Credit, Letter of Credit Rights, General Intangibles, Investment Property Goods, Deposit Accounts, Instruments, the Reserve, Commercial Tort Claims, Supporting Obligations, motor vehicles, all books, records, files and computer data related to the foregoing, all proceeds of the foregoing and all goodwill related to the Borrower and its assets and operations.

1.16 “Daily Balance” – The aggregate total of Advances made to Borrower which remain unpaid.

1.17 “Default Rate” – See Schedule A, No. 5.

1.18 “Dispute” - Any dispute, deduction, claim, offset, defense or counterclaim of any kind whatsoever, real or imagined, regardless of whether the same is in an amount greater than, equal to or less than the Account concerned, regardless of whether the same is valid or bona fide, regardless of whether the same in whole or in part relates to the Account on which payment is being withheld or other Accounts or goods or services already paid for, and regardless of whether the same arises by reason of an act of God, civil strife, war, currency restriction, foreign political restriction or regulation, or the like, or any other reason.

1.19 “Effective Date” – See signature page.

1.20 “Eligible Accounts” – An Account which is acceptable for an Advance as determined by Lender, in its sole discretion.

1.21 “Environmental Laws” – Any federal, state or local law, rule, regulation or order relating to pollution, waste disposal, industrial hygiene, land use or the protection of human health, safety, or welfare, plant life or animal life, natural resources, the environment or property.

1.22 “Events of Default” – Shall have that meaning as set forth in Section 7.1 herein.

1.23 “Facility Fee” See Schedule A, No. 7.

1.24 “Invalid Invoice Fee” – Fifteen percent (15%) of the face amount of any assigned Account or $1,000.00, whichever is higher, as liquidated damages for failure to comply with Section 4.6(a) herein.

1.25 “Maximum Facility Limit Amount” – See Schedule A, No. 9.

1.26 “Minimum Monthly Sales Shortfall Fee” – See Schedule A, No. 10.

1.27 “Minimum Monthly Sales” – See Schedule A, No. 11.

1.28 “Missing Notation Fee” – Fifteen percent (15%) of the face amount of any assigned Account, or $1,000.00 the higher thereof, as liquidated damages for failure to comply with Section 2.7.

1.29 “Misdirected Payment Fee” – Fifteen percent (15%) of the amount of any payment on account of any assigned Account, or $1,000, the higher thereof which has been received by Borrower and not delivered to Lender within 2 business days following receipt by Borrower.

1.30 “Obligations” – Shall mean and include each and all of the following: the obligation to pay and perform when due all debts and all obligations, liabilities, covenants, agreements, guaranties, warranties and representations of Borrower to Lender, of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to Lender; howsoever created, incurred, acquired, arising or evidenced; whether primary, secondary, direct, absolute, contingent, fixed, secured, unsecured, or otherwise; whether as principal or guarantor; liquidated or unliquidated; certain or uncertain; determined or undetermined; due or to become due; as a result of present or future advances or otherwise; joint or individual; pursuant to or caused by Borrower’s breach of this Agreement, or any other present or future agreement or instrument, or created by operation of law or otherwise; evidenced by a written instrument or oral; created directly between Lender and Borrower or owed by Borrower to a third party and acquired by Lender from such third party; monetary or nonmonetary.

1.31 “Online Reporting Service” – Shall mean the system set up on Lender’s website where Borrower provides Lender with the pertinent data necessary for Lender to manage Accounts under this Agreement and otherwise administer this Agreement.

1.32 “Online Statement of Account” – Shall have that meaning as described in Section 2.8 herein.

1.33 “Original Term” – Shall mean the term of this Agreement commencing on the Effective Date and concluding within the time frame as provided for in Schedule A, No. 12.

1.34 “Place of Business, Location of Collateral” – See Schedule A, No. 13.

1.35 “Records” – Shall have that meaning set forth in Section 5.4 herein.

1.36 “Renewal Term” – Shall mean each consecutive term as provided for in Section 2.10, and automatically renewing for each consecutive period thereafter.

1.37 “Reserve” – A bookkeeping account on the books of Lender representing that portion of the Eligible Account, for which an Advance was not made that is maintained by Lender to ensure Borrower’s performance with the provisions hereof.

1.38 “Trade Names and Styles” – Shall mean the trade names and styles set forth in Schedule A. No. 14.

2. Financing.

2.1 Financing of Accounts. Borrower shall present to Lender Eligible Accounts for financing pursuant to this Agreement in the Availability Certificate. Borrower agrees that it will do all of its business through Lender as Borrower’s sole lender and Borrower hereby assigns to Lender, as its sole lender, all Accounts to act as Borrower’s sole collection agent and for Lender to collect on Borrower’s behalf. Lender shall be under no obligation to finance Borrower’s Accounts and shall only finance Accounts in its sole discretion. Unless Lender notifies Borrower to the contrary as to a specific Account, all Accounts shall be deemed assigned by Borrower to Lender to act as Borrower’s sole collection agent upon presentment by Borrower. Although an Account may appear on an Availability Certificate multiple times, the Account shall only be financed, if at all, or deemed assigned for collection, the first time such Account appears on an Availability Certificate.

2.1.1 Application of Payments. As Accounts are paid by Account Debtors, such sums shall be applied to satisfy the Account due from the Account Debtor that was assigned to Lender by Borrower hereunder. The Lender shall be entitled to apply all such collections received to amounts due Lender from Borrower. Once Lender receives payment on an Account, Lender is authorized and directed to and will apply the amount due Borrower against the amount Borrower owes Lender for Obligations.

2.2 Value of Accounts Assigned and Advances Made. The value of Accounts at the time of their assignment is the gross amount of the Account (the “Gross Invoice Amount”) less all credits, discounts and allowances at any time issued, owing or granted to, or claimed or taken by the Account Debtor. An Advance may be made by Lender to Borrower on an Eligible Account, or any portion thereof at any time in advance of the due date in Lender’s sole discretion. Any Advance by Lender to Borrower on any Eligible Account shall not obligate the Lender to make an Advance on any other Eligible Account at any time. The total Advances made hereunder that are then outstanding shall in aggregate at no time exceed the Maximum Facility Limit Amount. The consideration provided Lender for the financing of any Accounts which are not Eligible Accounts at the time of their assignment to Lender is the contingent increase in, and the amount of any increase in, the Availability Pool if and when such Accounts are collected, less the respective Reserve; provided, however, if any such Accounts become Eligible Accounts after their assignment to Lender, the consideration for the Lender’s management of such Accounts shall also include the amount of increase in the Availability Pool resulting from such Accounts becoming Eligible Accounts. All Accounts assigned during any time in which the Account Advance Base exceeds the Maximum Facility Limit Amount shall be deemed to be ineligible Accounts, and for this purpose such ineligible Accounts may become Eligible Accounts, in Lender’s sole and absolute discretion, if and to the extent that the Account Advance Base no longer exceeds the Maximum Facility Limit Amount. Lender shall be under no obligation to treat an ineligible Account as an Eligible Account under the preceding sentence and the fact that it may have done so in the past shall not obligate Lender to do so in the future.

2.3 Administrative Fees. Lender shall charge Borrower the Administrative Fee on the gross invoice amount reported as sales on each Availability Certificate which shall be fully earned and payable upon presentation of each Availability Certificate, whether or not an Advance is made against any such Account(s). The Facility Fee shall be fully earned and payable upon execution of this Agreement.

2.4 Interest. Borrower will pay interest (hereafter referred to as “Interest”) on the Daily Balance. Interest will be calculated daily at a rate per annum equal to the amount provided for in Schedule A, No. 18 (the “Interest Rate”) and will be reserved during the course of the month but will be charged to Borrower’s account on the last day of the month. However, the Base Rate will not be lower than the Base Rate Floor amount provided for in Schedule A, No. 19, at any time. The Interest Rate will also be charged to Borrower on all other Obligations, except those specifying a different rate, from the date incurred through the date paid. Any publicly announced decrease or increase in the Base Rate will result in an adjustment to the Interest Rate on the next business day. After the occurrence of an Event of Default and for so long as such Event of Default continues, all the Obligations will, at Lender’s option, with or without the notice to Borrower, bear interest at the Default Rate. Interest will be calculated on the basis of a 360-day year for the actual number of days elapsed. In no event will the total amount of interest received by Lender exceed the amount of interest permitted by applicable law and in the event excess interest is determined by a court of competent jurisdiction to have been paid by Borrower to Lender, such excess interest will be applied as a credit against the outstanding Obligations and Borrower will not have any action against Lender or any damages arising out of the payment or collection of such excess interest. If an Account or any payment is charged back to Borrower after the collection date, Borrower will pay Lender interest at the Interest Rate on such Account or on such payment.

2.5 Reserve. Lender shall charge and retain an amount equal to the inverse of the Advance Rate, of the gross face amount of each Account assigned by Borrower for which an Advance was made by Lender, which amount shall be held as the Reserve. Lender may, from time to time, at its sole discretion, charge the aggregate Reserve with: (a) any losses which may be incurred in relation to any Account financed hereunder; (b) any Account that Lender determines are not Eligible Accounts; (c) anticipated fees identified and payable under this Agreement; (d) any other obligation due to Lender under this Agreement; or (e) other amounts that Lender deems appropriate in its sole discretion. Lender agrees to maintain the Reserve mentioned herein, the maintenance of which, however, shall not vest the Borrower any right, title, or interest herein, it being understood that the account shall be kept as a reserve to pay the Obligations of the Borrower incurred under the provisions of this Agreement. Provided that there is no Event of Default, Lender, in its sole discretion, may initiate rebates to Borrower from the Reserve. Lender, in its sole discretion, may adjust the percentage of the Reserve.

2.6 Mandatory Repayment. Lender may require that Borrower immediately repay, by payment of the then unpaid face amount of any Advance made on an Account, if any, together with any unpaid fees and other amounts owed relating to any Account on demand, or at Lender’s option, by Lender’s charge to the Reserve, upon the following events: (a) an Account is not paid by the Account Debtor within ninety (90) days of the date set forth on the invoice for the Account; (b) Borrower has breached any warranties or promises in this Agreement with regard to an unpaid Account; (c) Borrower and Account Debtor are involved in a Dispute of any kind, regardless of validity; (d) the Account Debtor asserts a claim of loss of any kind against Borrower and/or Lender; and/or (e) an insolvency or other financial inability of the Account Debtor to pay.

2.7 Assignments and Other Documentation. All bills and invoices for all Accounts assigned to Lender hereunder shall bear the following legend: “This account is payable to [Borrower] as follows:

[insert account information and address where account is to be paid]

In the event that Borrower sends to an Account Debtor any invoice evidencing an Account which does not contain such notation (or such other notation otherwise acceptable to Lender as provided for in this Section), it will be impracticable or extremely difficult to determine the resulting damages suffered by Lender. It is therefore agreed that Borrower shall immediately pay to Lender as liquidated damages the Missing Notation Fee. Borrower shall immediately provide to Lender such additional information as requested by Lender relating to any Account. All bills and invoices for all Accounts shall be in a form acceptable to Lender containing such terms and conditions as Lender requires.

2.8 Online Statement of Account. Lender shall post all of Borrower’s account activity on Lender’s website, which shall constitute Borrower’s Online Statement of Account. Lender shall not send Borrower any hard copies of any activities which constitute Borrower’s Online Statement of Account. Lender shall provide Borrower with continuous access to view the Online Statement of Account. Borrower shall be solely responsible for checking its Online Statement of Account. If Borrower disputes any entry on the Online Statement of Account it shall, within thirty (30) days after the first posting of the event, send to Lender a written exception to such event. Unless Lender receives a timely written exception to the activity posted to the Online Statement of Account, within thirty (30) days after it is first posted, the Online Statement of Account shall become an account stated and be deemed accepted by Borrower and shall be conclusive and binding upon the Borrower.

2.9 Credits and Returns. Borrower will issue credits over $5,000 (five thousand dollars) only with Lender’s prior written approval, and only if claimed by the Account Debtor. In addition to the Accounts, Borrower hereby assigns and transfers to Lender a security interest in and the right to administer, manage and collect, all of Borrower’s right, title and interest in and to the goods the sale of which resulted in the creation of Accounts, and in all such goods that may be returned by Account Debtors, and all causes of action and rights in connection therewith which Borrower now has or may hereafter acquire, including its rights of reclamation, replevin and stoppage in transit and the rights as an unpaid vendor or lienor. Any goods so recovered shall be treated as returned goods, and shall be set aside, marked with Lender’s name and held for Lender’s account as secured party. Borrower shall notify Lender promptly of all such returns.

2.10 Term of this Agreement, Minimum Monthly Sales Shortfall Fee. This Agreement shall be in effect for the Original Term and shall automatically renew for consecutive Renewal Terms unless terminated by Borrower or Lender as follows. Borrower may terminate this Agreement upon providing Lender with written notice not more than ninety (90) days and not less than thirty (30) days prior to the end of the Original Term or any Renewal Term, which written notice shall clearly state its intention to terminate at the end of the current term. Lender may terminate this Agreement upon providing Borrower written notice of not less than Thirty (30) days prior to the end of the Original Term or any Renewal Term, which notice shall clearly state its intention to terminate at the end of the Current Term. In addition, Lender may terminate this Agreement at any time after an Event of Default. As consideration for Lender making the necessary financial accommodations and foregoing other financing opportunities available in the market place, Borrower agrees to pay the Lender during the Original Term and for each Renewal Term, the Minimum Monthly Sales Shortfall Fee if, at the end of each monthly period, the actual monthly financing volume is less than the Minimum Monthly Sales. Lender may charge Borrower with the amount of such deficiency in the form of an assessment of the Minimum Monthly Sales Shortfall Fee. If Borrower terminates this Agreement at any time prior to the expiration of the Original Term, or any subsequent Renewal Term, or if the Lender terminates this Agreement at any time upon the occurrence of an Event of Default, Borrower shall remain obligated to pay the total of the Minimum Monthly Sales Shortfall Fee for the time remaining for the Original Term or Renewal Term, as the case may be.

2.11 Other Operational Fees and Costs. Borrower shall pay Lender all other fees and costs incurred hereunder immediately when due, including but not limited to all fees and costs set forth in Schedule A.

3. Collateral, Grant of Security Interest, ACH Authorization.

3.1 Collateral. As security and collateral for and to secure repayment of the Obligations, Borrower hereby grants Lender a continuing security interest in, and assigns to Lender, all of Borrower’s right, title and interest in and to the Collateral.

3.2 Filing Authorization. Borrower hereby authorizes Lender to file any document it deems necessary to perfect its security interest in the Collateral, including but not limited to UCC-1 financing statements and any applicable amendments or continuation statements.

3.3 ACH Authorization. In order to satisfy any of the Obligations and facilitate the assignment of Accounts, Lender is hereby authorized by Borrower to initiate electronic debit or credit entries through the ACH. This authorization is irrevocable.

4. Representations, Warranties and Covenants of Borrower. To induce Lender to enter into this Agreement, Borrower represents and warrants that each of the following representations and warranties now is and hereafter will continue to be true and correct in all respects and Borrower has and will timely perform each of the following covenants:

4.1 Existence and Power. If Borrower is a partnership, limited liability company or corporation, Borrower is and will continue to be duly authorized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower is and will continue to be qualified and licensed in all jurisdictions in which the nature of the business transacted by it, or the ownership or leasing of its property, make such qualification of licensing necessary, and Borrower has and will continue to have all requisite power and authority to carry on its business as it is now, or may hereafter be, conducted.

4.2 Authority. Borrower is, and will continue to be, duly empowered and authorized to enter into, and grant security interests in its property, pursuant to and perform its obligations under this Agreement, and all other instruments and transactions contemplated hereby or relating hereto. The execution, delivery and performance by Borrower of this Agreement, and all other instruments and transactions contemplated hereby or relating hereto, have been duly and validly authorized, are enforceable against the Borrower in accordance with their terms, and do not and will not violate any law or any provision of, nor be grounds for acceleration under, any agreement, indenture, note or instrument which is binding upon Borrower, or any of its property, including without limitation, Borrower’s Operating Agreement, Partnership Agreement, Articles of Incorporation, By-Laws and any Shareholder Agreements (as applicable).

4.3 Name, Trade Names and Styles. Borrower has set forth above its absolutely true and correct name. Set forth in Schedule A, No. 17, is each prior true name of Borrower and each fictitious name, trade name and trade style by which Borrower has been, or is now known, or has previously transacted, or now transacts business.

4.3.1 Borrower shall provide Lender with thirty (30) days’ advance written notice before doing business under any other name, fictitious name, trade name or trade style. Borrower has complied, and will hereafter comply, with all laws relating to the conduct of business under, the ownership of property in, and the renewal or continuation of the right to use, a corporate, fictitious or trade name or trade style.

4.4 Place of Business; Location of Collateral. Borrower’s books and records, including, but not limited to, the books and records relating to Borrower’s Accounts are and will be kept and maintained at Borrower’s Address unless and until Lender shall otherwise consent in writing. In addition to Borrower’s Address, Borrower has places of Business and Collateral located only at the following locations: See Schedule A, No. 16.

4.4.1	Borrower will provide Lender with at least thirty (30) days advance written notice in the event Borrower moves the Collateral, or obtains, opens or maintains any new or additional place(s) for the conduct of Borrower’s business or the location of any Collateral, or closes any existing place of business.

4.5 Title to Collateral; Liens. Borrower is now, and will at all times hereafter be, the true, lawful and sole owner of all the Collateral. Except for the security interest granted to Lender and the security interests granted to Lind Macro Fund LP and Lind Global Asset Management LLC (collectively, “Lind”), the Collateral now is and will hereafter remain, free and clear of any and all liens, charges, security interests, encumbrances and adverse claims. Except as expressly provided to the contrary in this Section, Lender now has, and will hereafter continue to have, a fully perfected and enforceable first priority security interest in all of the Collateral, and Borrower will at all times defend Lender and the Collateral against all claims and demands of others. Lender acknowledges that it and BOXL have entered into the Third Amended and Restated Intercreditor Agreement dated September 21, 2020 with Lind, as second lien creditor.

4.6 Accounts. Each and every Account assigned to Lender shall, on the date the assignment is made and thereafter, comply with all of the following representations, warranties and covenants: (a) each Account represents an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower’s business (except that Borrower creates and issues freight transportation invoices to Account Debtors upon placement of goods for delivery on motor vehicles or trailers and will complete delivery within five (5) days thereafter); (b) each Account is owned by Borrower free and clear of any and all deductions, Disputes, liens, security interests and encumbrances; (c) the Account Debtor has received and accepted the goods sold and services rendered which created the Account and the invoice therefore and will pay the same without any Dispute; (d) no Account Debtor on any Account is a shareholder, director, partner or agent of Borrower, or is a person or entity controlling, controlled by or under common control with Borrower; and (e) no Account is owed by an Account Debtor to whom Borrower is or may become liable in connection with goods sold or services rendered by the Account Debtor to Borrower or any other transaction or dealing between the Account Debtor and Borrower. Immediately upon discovery by Borrower that any of the foregoing representations, warranties, or covenants are or have become untrue with respect to any Account, Borrower shall immediately give written notice thereof to Lender. In the event that Borrower breaches the warranty contained in Section 4.6(a), it will be impracticable or extremely difficult to determine the resulting damages suffered by Lender. It is, therefore, agreed that Borrower shall immediately pay to Lender as liquidated damages the Invalid Invoice Fee for each financed Account which violates the warranty contained in Section 4.6(a). Borrower will promptly notify Lender of any Dispute and settle all Disputes, at Borrower’s own cost and expense (including attorneys’ fees), and Borrower will immediately pay Lender the amount of all Advances on Accounts affected by any Dispute. Any Dispute not settled by Borrower within thirty (30) days after the maturity of the invoice affected thereby may, if Lender so elects, be settled, compromised, adjusted or litigated by Lender directly with the Account Debtor or other complainant for Borrower’s account and risk and upon such terms and conditions as Lender, in Lender’s sole discretion, deems advisable. Lender is under no duty to investigate the validity or merits of any Dispute. Lender may also, in Lender’s discretion, take possession of and sell or cause the sale of any returned or recovered merchandise, at such prices, upon such terms and to such purchasers as Lender deems proper, and, in any event, to charge the deficiency, costs and expenses thereof, including attorneys’ fees, to Borrower. In addition to all other rights Lender has hereunder, whenever there is any Dispute, or if any Account is unpaid at its maturity, Lender may charge the amount of the Account so affected or unpaid (as well as all other Accounts due and owing from that Account Debtor) to Borrower or the Reserve; but such chargeback shall not be deemed nor shall it constitute a reassignment to Borrower of the Account affected thereby, and the rights to the Goods assigned to Lender hereunder giving rise thereto shall remain with Lender until Lender is fully reimbursed, regardless of the date or dates on which Lender charges back the amount of any Account with respect to which there is any Dispute, or the amount owing from an Account Debtor which has raised any Dispute.

4.7 Documents Genuine, Legal Compliance, Disposition. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be and all signatories and endorsers have full capacity to contract. All sales and other transactions underlying or giving rise to each Account shall fully comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms. Borrower has not, and shall not hereafter sell, assign, pledge, encumber, forgive (completely or partially), settle for less than payment in full, or transfer or dispose of any Account, or agree to do any of the foregoing.

4.8 Maintenance of Collateral. Borrower has maintained and will hereafter maintain the Collateral and all of Borrower’s assets useful or necessary in the conduct of Borrower’s business in good working order and condition, at Borrower’s sole cost and expense. Borrower will not use the Collateral or any of Borrower’s other properties, or any part thereof, in any unlawful business or for any unlawful purpose and will not secrete or abandon the Collateral, such properties, or any part thereof. Borrower will not store any of the Collateral with any warehouseman or any other third party without Lender’s prior written consent. Borrower will immediately advise Lender in writing of any event other than events in the ordinary course of business such as sale of Inventory or use of Equipment causing loss or depreciation and of any material adverse change in the condition of the Collateral or of any of Borrower’s other properties.

4.9 Books and Records. Borrower has maintained and will continue to maintain at Borrower’s Address complete and accurate books and records comprising a standard and modern accounting system in accordance with generally accepted accounting principles that accurately and correctly record and reflect Borrower’s income, expenses, liabilities, operations, accounts, and ownership and location of the Collateral and any other asset now or hereafter belonging to Borrower. All reserves (including, without limitation, reserves for bad debts, depreciation and taxes) provided for upon Borrower’s books and records are now, and will hereafter be, maintained in sufficient amounts in accordance with generally accepted accounting principles consistently applied. All such books and records and all documents relating to any of the Collateral are and will continue to be genuine and in all respects what they purport to be and will contain such information as may be requested by Lender.

4.10 Financial Condition and Statements. All financial statements (including, but not limited to, balance sheets, profit and loss figures, and accountants’ comments) now or hereafter delivered to Lender have been, and will be, prepared in conformity with generally accepted accounting principles and now and hereafter will completely and accurately reflect the financial condition, contingent liabilities and results of Borrower and Borrower’s operations at the times and for the periods therein stated. Borrower is now, and, at all times hereafter, will continue to be solvent. The covenant set forth in the preceding sentence shall be deemed breached if at any time Lender estimates in good faith that the value of all Borrower’s assets, if sold in bulk for liquidation purposes, would not be sufficient to pay the total of Borrower’s liabilities (whether or not such liabilities are then due) or if Lender has determined in good faith that Borrower has failed to pay promptly when due all loans and all debts to trade and other creditors (unless Lender is satisfied that the reason for such nonpayment is a bona fide Dispute between Borrower and any of its creditors concerning the amount due). Borrower shall provide Lender with copies of all financial statements and any other documents reflecting Borrower’s financial situation within five (5) days after Lender’s request.

4.11 Tax Returns. Borrower has timely filed, and will hereafter timely file, all tax returns and reports required by foreign, federal, state or local law. Borrower has timely paid, and will hereafter timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or hereafter owed by Borrower (including, but not limited to, income, franchise, personal property, real property, FICA, excise, withholding, sales and use taxes). Borrower may defer payment of any contested taxes provided that Borrower: (i) in good faith contests Borrower’s obligation to pay such taxes by appropriate proceedings promptly and diligently instituted and conducted; (ii) notifies Lender in writing of the commencement and of any material development in such proceedings; and (iii) posts bonds or takes any other steps required to keep such contested taxes from becoming a lien against or charge upon any of the Collateral or other properties of Borrower. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. When requested, Borrower will furnish Lender with proof satisfactory to Lender of Borrower’s making the payment or deposit of all such taxes, such proof to be delivered within five (5) days after the due date established by law for each such payment or deposit. In the event Borrower fails or is unable to pay or deposit such taxes, Lender may, but is not obligated to, pay the same and treat all such advances as an additional advance to Borrower. Such advances shall incur fees as outlined in this Agreement.

4.12 Compliance with Law, and Environmental Laws. Borrower has complied, and will hereafter comply, with all provisions of all foreign, federal, state and local law relating to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, conduct and licensing of Borrower’s business and employment of Borrower’s personnel. Borrower has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any hazardous materials asserted or threatened against Borrower or relating to any real property currently or formerly owned, leased or operated by Borrower.

4.13 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or threatened by or against or affecting Borrower in any court or before any regulatory commission, board or other governmental agency (or any basis therefore known to Borrower) which might result, either separately or in the aggregate, in any adverse change in the business, prospects or condition of Borrower, or in any impairment in the ability or right of Borrower to carry on its business in substantially the same manner as it is now being conducted. Borrower will immediately inform Lender in writing of any claim, proceeding, litigation or investigation hereafter threatened or instituted by or against Borrower.

4.14 Complete Disclosure. There is no fact which Borrower has not disclosed to Lender in writing which could materially adversely affect the properties, business or financial condition of Borrower or any of the Collateral or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

4.15 Continuing Effect. All representations, warranties and covenants of Borrower contained in this Agreement and any other agreement with Lender shall be true and correct at the time of the effective date of each such agreement and shall be deemed continuing and shall remain true, correct and in full force and effect until payment and satisfaction in full of all of the Obligations, and Borrower acknowledges that Lender is and will be expressly relying on all such representations, warranties and covenants in making advances to Borrower.

4.16 No Violation of Federal or State Law. No Account or any contract related thereto in any manner contravenes any federal, state or local law, rule or regulation applicable thereto.

4.17 Notification of Violations. Borrower shall within five (5) business days notify Lender in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or any agency thereof, applicable to Borrower which may materially affect the Collateral or Borrower’s operations.

5. Additional Continuing Duties of Borrower.

5.1 Duties Regarding Accounts.

(a) Borrower shall deliver to Lender schedules and assignments of all Accounts on Lender’s standard form; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Lender’s security interest and other rights in and to all of Borrower’s Accounts, nor shall Lender’s failure to finance a specific Account affect or limit Lender’s security interest and other rights therein. Together with each such schedule and assignment, or later if requested by Lender, Borrower shall furnish Lender with copies (or, at Lender’s request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, other evidence of delivery, time records, and any other documents requested by Lender for any goods or services which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Lender an aged accounts receivable trial balance in such form and as often as Lender requests, and Borrower agrees that Lender may from time to time verify directly with the respective Account Debtors the validity, amount and any other matters relating to the Accounts by means of mail, email, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose. In addition, Borrower shall, at Lender’s request, immediately deliver to Lender the originals of all instruments, chattel paper, security agreements, guaranties and other documents and property evidencing or securing any Accounts, along with all necessary endorsements (all of which shall be with recourse).

(b) Lender shall have the sole and exclusive right to collect the Accounts. All monies, checks, notes, drafts, money orders, acceptances and other things of value and items of payment, together with any and all related vouchers, identifications, communications and other data, documents and instruments, which for any reason may be received by Borrower (or by any receiver, trustee, custodian or successor in interest of Borrower, or any person acting on behalf of Borrower) in payment of, or in reference to, the Accounts shall belong to Lender, and, not later than one (1) day after receipt thereof by Borrower, Borrower shall deliver the same to Lender, at Lender’s office in the original form in which the same are received, together with any necessary endorsements, including, without limitation, the endorsement of Borrower, all of which endorsements shall be with full recourse. Borrower shall have no right, and agrees not to commingle any of the proceeds of any of the collections of the Accounts with Borrower’s own funds and Borrower agrees not to use, divert or withhold any such proceeds. Borrower hereby divests itself of all dominion over the Accounts and the proceeds thereof and collections received thereon. The parties hereto agree that if any payment on account of an assigned Account or any Account which is required to be assigned to Lender hereunder, even if it was not so assigned, which has been received by Borrower is not delivered in kind to Lender on the next business day following the date of receipt by Borrower; it will be impracticable or extremely difficult to determine the resulting damages suffered by Lender. It is therefore agreed that in the event of such a breach by Borrower, Borrower shall immediately pay Lender the Misdirected Payment Fee as liquidated damages for Borrower’s breach of the foregoing warranty. Borrower shall make entries on its books and records in form satisfactory to Lender disclosing the absolute and unconditional assignment of all Accounts to Lender. Lender may charge to the Obligations all costs and expenses incurred by Lender in collecting Accounts, including, without limitation, travel expenses, postage, telephone and telegraph charges, salaries of Lender personnel, and attorneys’ fees.

(c) Any goods which are returned by an Account Debtor or otherwise recovered by or for the benefit of Borrower shall be physically segregated, posted with written notice that they are subject to Lender’s security interest, and held in trust for Lender for such disposition as Lender shall direct. Borrower shall promptly notify Lender of all such returns and recoveries. No return of merchandise shall be accepted by Borrower and no sale of returned goods shall be made by Borrower without Lender’s prior written consent. Lender shall have the right acting alone to accept the return of any goods directly from an Account Debtor, without notice to or consent by Borrower, and neither the delivery by Borrower of returned or recovered goods to Lender, nor the acceptance by Lender of returns directly from an Account Debtor shall in any way affect Borrower’s liability to Lender on account of the Obligations.

(d) Borrower shall promptly notify Lender of all Disputes and claims with respect to the Accounts. Borrower shall not, without Lender’s prior written consent, compromise or adjust any Account, or grant any discount, credit, allowance, or extension of time for payment to any Account Debtor. Lender shall have the right, in its sole and absolute discretion, to settle, accept reduced amounts and adjust Disputes and claims directly with, and give releases on behalf of Borrower to Account Debtors for cash, credit or otherwise, upon terms which Lender, in its sole and absolute discretion, considers advisable, and in such case, Lender will credit Borrower’s account with only the net amounts of cash received by Lender in payment of the Accounts, less all costs and expenses (including, without limitation, attorneys’ fees) incurred by Lender in connection with the settlement or adjustment of such Disputes and the collection of such Accounts.

5.2 Insurance. Borrower shall, at all times, and for such periods of time as Lender may require, at Borrower’s expense, insure all of the insurable Collateral, and all of Borrower’s books and records, by financially sound and reputable insurers acceptable to Lender, in the form of extended coverage policies against loss or damage by theft, embezzlement, fire, explosion, flood, sprinkler, or any other insurable event or risk that Lender may require, to the fullest extent of the insurable value thereof. All such insurance policies shall name Lender as the exclusive loss payee, shall provide that proceeds payable thereunder shall be payable directly to Lender unless notarized written authority to the contrary is obtained from Lender, and shall also provide that no act or default of Borrower or any other person shall affect the right of Lender to recover thereunder. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations, whether or not then due, in such order and manner as Lender shall determine, in its sole discretion. Borrower shall provide Lender with the original or a certificate of each such policy of insurance which shall contain a provision requiring the insurer to give not less than twenty (20) days advance written notice to Lender in the event of cancellation or termination of the policy for any reason whatsoever. If Borrower fails to provide or pay for any such insurance, Lender is authorized (but not obligated) to procure the same at Borrower’s expense. Borrower agrees to deliver to Lender, promptly as rendered, true and correct copies of all reports made to all insurance companies.

5.3 Reports, Certificates. At its sole cost and expense, Borrower shall report, in form satisfactory to Lender, such information as Lender may request regarding the Collateral; such reports shall be for such periods, shall reflect Borrower’s records at such time and shall be rendered with such frequency as Lender may designate. At its sole cost and expense, Borrower shall promptly provide Lender with all such other information concerning its affairs as Lender may request from time to time hereafter, and shall immediately notify Lender of any material adverse change in Borrower’s financial condition and or any condition or event which constitutes a breach or an Event of Default under this Agreement. All reports furnished to Lender shall be complete, accurate and correct in all respects at the time furnished.

5.4 Access to Collateral, Books and Records. At any and all times, Lender, and any person designated by Lender, shall have free access to, and the right without hindrance or delay, to inspect, audit, examine and test the Collateral and any other property of Borrower, wherever located, and to inspect, audit, check, copy and make extracts from Borrower’s and Borrower’s accountant’s books, records and accounts (hereinafter collectively the “Records”) and all computer data containing the same, no matter where the Records are stored. Borrower hereby irrevocably authorizes and directs any person including, but not limited to, any of Borrower’s directors, members, officers, employees, agents, accountants and attorneys having possession or control of any of the Records to physically deliver them to Lender or any person designated by Lender upon Lender’s request or, at the option of Lender, make them available to Lender wherever the Records may be located. Borrower waives the benefit of any evidentiary privilege precluding or limiting the disclosure, divulgence or delivery of any of the Records. Borrower shall pay Lender the Audit Fee immediately upon its accrual.

5.5 Prohibited Transactions. Borrower shall not hereafter, without Lender’s prior written consent: merge, consolidate, dissolve, acquire any other corporation; enter into any transaction not in the usual course of business; make any investment in any securities other than securities of the United States of America; guarantee or otherwise become in any way liable with respect to the obligations of another party or entity; pay or declare any dividends upon Borrower’s stock; redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock; make any change in Borrower’s name, identity, corporate or capital structure; alter any of Borrower’s business objectives, purposes, or operations or financial structure in such a manner as to adversely affect the ability of Borrower to pay or perform any of the Obligations; lend or distribute any of Borrower’s property or assets; incur any debts, outside of the ordinary course of Borrower’s business, except extensions of existing debts and interest thereon; sell, lease, transfer, assign or otherwise dispose of any of the Collateral; or make any capital expenditures or leasehold improvements at a cost in the aggregate in any twelve-month period of more than $75,000.

5.6 Notification of Changes. Borrower will promptly notify Lender in writing of any change of its officers, members, directors, partners, or key employees, a death of any partner or joint venturer (if Borrower is a partnership or joint venture), any purchase out of the regular course of Borrower’s business and any adverse or material change in the business or financial affairs of Borrower.

5.7 Litigation Cooperation. Should any suit or proceeding be instituted by or against Lender with respect to any Collateral or for the collection of enforcement of any Account, or in any manner relating to Borrower, Borrower shall, without expense to Lender, and wherever and whenever designated by Lender, make available Borrower and its officers, employees and agents and Borrower’s books, records and accounts to the extent that Lender may deem necessary in order to prosecute or defend any such suit or proceeding.

5.8 Execute Additional Documentation. Borrower agrees, at its sole cost and expense, on demand by Lender, to do all things and to execute all such security agreements, control agreements, deeds of trust, mortgages, assignments, certificates of title, applications for vehicle titles, affidavits, reports, notices, schedules of Accounts and all other documents, in form satisfactory to Lender, as Lender, in its sole and absolute discretion, may deem necessary or useful in order to perfect and maintain Lender’s perfected first-priority security interest in the Collateral, and in order to fully consummate all of the transactions contemplated under this Agreement.

6. Application of Payments. Checks, instruments and all other non-cash payments delivered to Lender in payment or on account of the Accounts or the Obligations constitute conditional payment only until such items are actually paid in cash to Lender, for the purpose of computing fees earned by Lender, credit therefore and for bank wire transfers, shall be given after receipt by Lender, as provided for in Schedule A, No. 20. All payments made by or on behalf of, and all credits due to Borrower, may be applied and reapplied in whole or in part to any of the Obligations to such extent and in such manner as Lender shall determine in its sole discretion. Lender shall have the continuing exclusive right to apply and reapply any and all such payments in such manner as Lender shall determine in its sole discretion, notwithstanding any entry by Lender upon any of its books and records. Any payments received on any Account not eligible to be financed by Lender shall be placed in the Reserve. Any payments received on any Account eligible to be financed by Lender, but not received by Lender, will be assessed the Administrative Fee.

7. Events of Default and Remedies.

7.1 Events of Default. The occurrence of any one of more of the following shall constitute an Event of Default hereunder: (a) Borrower fails to pay or perform any Obligation as and when due; (b) there shall be commenced by or against Borrower any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets, or Borrower makes or sends notice of a bulk transfer; (c) Borrower or any guarantor of the Obligations shall become insolvent in that its debts are greater than the fair value of its assets, or Borrower is generally not paying its debts as they become due or is left with unreasonably small capital; (d) any lien, garnishment, attachment, execution or the like is issued against or attaches to the Borrower, Accounts subject to this Agreement, or the Collateral; (e) Borrower shall breach any covenant, agreement, warranty, or representation set forth herein; (f) Borrower delivers any document, financial statement, schedule or report to Lender which is false or incorrect in any material respect; (g) Lender, at any time, acting in good faith and in a commercially reasonable manner, deems itself insecure; or (h) any present or future guarantor of the Obligations revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Lender or any affiliate of Lender. The borrower will receive a formal notification of the default. In respect of 7.1.a (except as stated in Clause 5.1.b where there is no cure period after the expiry of the noted 1 day), c, d, e, g and h there shall be a cure period of 10 days after the receipt of default notification. In respect of clause band f there shall be no cure period.

7.2 Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower) may do any one or more of the following: (a) cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, and any other document or agreement; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of the Borrower’s premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral and remain on such premises or cause a custodian to remain thereon in exclusive control thereof without charge for so long as Lender deems necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any or all of the Collateral by Court process or through a receiver, Borrower hereby irrevocable waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of and not dispose of any such Collateral until after trial or final judgment; (d) require Borrower to assemble any or all of the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) place a receiver in exclusive control of Borrower’s business and/or any or all of the Collateral, in order to assist Lender in enforcing its rights and remedies; (f) sell, ship, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the time Lender obtains possession or after further manufacturing, processing or repair; at any one or more public and/or private sale(s) (including execution sales); in lots or in bulk; for cash, exchange for other property or on credit; and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge for such time or times as Lender deems fit, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition at the time of sale; (g) demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral; or (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the books, records and accounts utilized in the preparation thereof or referring thereto. Any and all attorneys’ fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand. In the event that Borrower commits any Event of Default, and Lender elects to terminate this Agreement or this Agreement is otherwise terminated early for any reason, it will be impracticable or extremely difficult to calculate the resulting damages upon such termination. Therefore, the parties agree that Borrower shall pay Lender an Early Termination Fee, calculated as five percent (5%) of the Maximum Facility Limit less other fees paid by Borrower to Lender resulting from such Event of Default such as Default Rate and Minimum Monthly Sales Shortfall Fee, as liquidated damages for any early termination of this Agreement (the “Early Termination Fee”).

7.3 Application of Proceeds from Disposition or Collection of Collateral. The proceeds received by Lender from the disposition of or collection of any of the Collateral shall be applied to such extent and in such manner as Lender shall determine in its sole discretion. If any deficiency shall arise, Borrower shall remain liable to Lender therefore. In the event that, as a result of the disposition of any of the Collateral, Lender directly or indirectly enters into a credit transaction with any third party, Lender shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of such credit transaction or deferring the reduction thereof until the actual receipt by Lender of cash therefore from such third party.

7.4 Online Access. All of Borrower’s rights and access to any online internet services that Lender makes available to Borrower shall be provisional pending Borrower’s curing of all such Events of Default and Lender may elect to terminate Borrower’s online access as provided for herein. During such period of time, Lender may limit or terminate Borrower’s access to online services. Borrower acknowledges that the information Lender makes available to Borrower through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the UCC.

7.5 Standards of Commercial Reasonableness. After an Event of Default, the parties acknowledge that it shall be presumed commercially reasonable and Lender shall have no duty to undertake to collect any Account, including those in which Lender receives information from an Account Debtor that a Dispute exists. Furthermore, in the event Lender undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Lender may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Borrower may, under any circumstances, seek to hold Lender responsible for taking any uncommercially reasonable action, Borrower shall first notify Lender in writing, of all of the reasons why Borrower believes Lender has acted in any uncommercially reasonable manner and advise Lender of the action that Borrower believes Lender should take.

7.6 Formation of New Entity. In the event Borrower or any one or more of its principals, officers or directors during the term of this Agreement or while Borrower remains liable to Lender for any Obligations under the Agreement or arising out of or related to the Agreement, (i) forms a new entity; or (ii) has failed to disclose to Lender at the time of the Effective Date of this Agreement an existing entity, that does business similar to that of Borrower, whether in the form of a corporation, partnership, limited liability company or otherwise, such entity shall be deemed to have expressly assumed the obligations due Lender by Borrower under the Agreement. Upon the formation of any such entity, Lender, in addition to all of its available remedies, shall be deemed to have been granted an irrevocable power of attorney with authority to file a new financing statement with the appropriate secretary of state or UCC filing office naming the newly formed successor business or undisclosed existing business, as a debtor or new debtor. Lender shall have the right to notify the successor entity’s or undisclosed existing entity’s Account Debtors of Lender’s security interest, its right to collect all Accounts, and to notify any new secured party who has sought to obtain a competing security interest of Lender’s right in such entity’s assets. Borrower shall indemnify Lender, pursuant to Section 10.5 herein, from any claims against Lender which arises out of Lender exercising any of its rights hereunder.

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party under the UCC and under any and all other applicable laws and in any other instrument or agreement now or hereafter entered into between Lender and Borrower and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. Power of Attorney. Borrower grants to Lender an irrevocable power of attorney coupled with an interest authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option but without obligation, with or without notice to Borrower, and at Borrower’s sole expense, to do any or all of the following, in Borrower’s name or otherwise: (a) execute on behalf of Borrower any document that Lender may, in its sole discretion, deem advisable in order to perfect, maintain or improve Lender’s security interests in the Collateral or other real or personal property intended to constitute Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) at any time after the occurrence of an Event of Default, execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property; (c) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s, materialman’s or other lien, or assignment of satisfaction of mechanic’s, materialman’s or other lien; (d) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, notes, acceptances, checks, drafts, money orders, bills of lading, freight bills, chattel paper or other documents, evidence of payment or Collateral that may come into Lender’s possession; (e) upon the occurrence of any Event of Default, to receive and open all mail addressed to Borrower; and, in the exercise of such right, Lender shall have the right, in the name of Borrower, to notify the Post Office authorities to change the address for the delivery of mail addressed to Borrower to such other address as Lender may designate, including, but not limited to, Lender’s own address; Lender shall turn over to Borrower all of such mail not relating to the Collateral; such right to redirect mail granted to Lender is irrevocable and Borrower shall not have the right to notify the Post Office to change the address for delivery after Lender has exercised such right; (f) upon the occurrence of any Event of Default, to direct any financial institution which is a participant with Lender in extensions of financing to or for the benefit of Borrower, or which is the institution with which any deposit account is maintained, to pay to Lender all monies on deposit by Borrower with said financial institution which are payable by said financial institution to Borrower, regardless of any loss of interest, charge or penalty as a result of payment before maturity; (g) endorse all checks and other forms of remittances received by Lender “Pay to the Order of (Lender)” or in such other manner as Lender may designate; (h) pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (i) grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value and execute all releases and other documents in connection therewith; (j) pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefore, or both; (k) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefore, and make all determinations and decisions with respect to any such policy of insurance and endorse Borrower’s name on any check, draft, instrument or other item of payment or the proceeds of such policies of insurance; (l) instruct any accountant or other third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under Section 5.4 of this Agreement; and (m) take any action or pay any sum required of Borrower pursuant to this Agreement, and any other present or future agreements. Any and all sums paid and any and all costs expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations. In no event shall Lender’s rights, under the foregoing power of attorney or any of Lender’s other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

9. Online User Standards.

9.1 Online Conducting of Business. Lender and Borrower intend to conduct business contemplated by this Agreement through the internet and through Lender’s Online Reporting Service. Lender is the sole and exclusive owner of the Online Reporting Service. Borrower hereby accepts a non-exclusive, non-transferable right to access the Online Reporting Service, upon the terms and subject to the conditions contained herein.

9.2 Standards Regarding Conducting Business Online. Borrower and Lender agree as follows:

9.2.1 Reserved.

9.2.2 Borrower shall not: (i) copy the Online Reporting Service nor otherwise reproduce the same other than for normal system operation backup; (ii) translate, adapt, vary, or modify the Online Reporting Service; or (iii) disassemble, decompile or reverse engineer the Online Reporting Service.

9.2.3 Lender shall not be liable to Borrower for any loss or damage whatsoever or howsoever caused, whether caused by tort (including negligence), breach of contract, or otherwise arising directly or indirectly in connection with the use of the Online Reporting Service.

9.2.4 Lender expressly excludes liability for any indirect, special, incidental or consequential loss or damage whether caused by tort (including negligence), breach of contract or otherwise, which may arise in respect of the Online Reporting Service, its use, or in respect of equipment or property, or for loss of profit, business, revenue, goodwill or anticipated savings.

9.2.5 Borrower acknowledges that any and all of the copyright, trademarks, trade names, patents and other intellectual property rights subsisting in or used in connection with the Online Reporting Service, including all documentation and manuals relating thereto, are, and shall remain, the sole property of the Lender. Borrower shall not, during or at any time after the expiry or termination of its use of the Online Reporting Service, in any way question or dispute the ownership by Lender thereof.

9.2.6 To the extent permitted by applicable law, Lender excludes all warranties with respect to the Online Reporting Service, either express or implied, including, but not limited to, any implied warranties of satisfactory quality or fitness for any particular purpose.

9.2.7 Borrower is solely responsible for virus scanning the Online Reporting Service, and Lender makes no representations or warranties regarding any virus associated with the Online Reporting Services.

9.2.8 All information, data, drawings, specifications, documentation, software listings, source or object code which Lender may have imparted and may from time to time impart to the Borrower relating to the Online Reporting Service is proprietary and confidential. Borrower hereby agrees that it shall use the same solely in accordance with the provisions of this Agreement and that it shall not, at any time during or after expiry or termination of this Agreement, disclose the same, whether directly or indirectly, to any third party.

10. General.

10.1 Financing of Accounts, Not a True Sale. Borrower and Lender acknowledge and agree that the assignment of Accounts contemplated and covered under this Agreement are fully intended by the parties hereto as a financing on a secured basis and not a true sale of accounts.

10.2 Notices. Any Written Notice to be given under this Agreement will be in writing addressed to the respective party as set forth in the heading to this Agreement and will be personally served, telecopied or sent by overnight courier service or United States mail and will be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy or e-mail, on the date of transmission if transmitted on a business day before 4:00 p.m. (Central Time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) business days after depositing in the United States mail, with postage prepaid and properly addressed. If there is more than one Borrower, notice to any shall constitute notice to all; if Borrower is a corporation, partnership or limited liability company, the service upon any member of the Board of Directors, general partner, managing member, officer, employee or agent shall constitute service upon Borrower.

10.3 Payment in Full Checks. Borrower authorizes Lender to accept, endorse and deposit on behalf of Borrower any checks tendered by an Account Debtor “in full payment” of its obligation to Borrower. Borrower shall not assert against Lender any claim arising therefrom, irrespective of whether such action by Lender affects an accord and satisfaction of Borrower’s claims, under Section 3-311 of the UCC.

10.4 No Lien Termination without Release. In recognition of the Lender’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by Collateral, notwithstanding payment in full of all Obligations by Borrower, Lender shall not be required to record any terminations or satisfactions of any of Lender’s liens on the Collateral unless and until Borrower has executed and delivered to Lender a general release and indemnity for trailing contingent obligations in a form suitable to Lender. Borrower understands that this provision constitutes a waiver of its rights under Section 9-513 of the UCC.

10.5 Indemnity. Borrower shall indemnify and hold Lender harmless from and against any and all claims, debts, losses, demands, actions, causes of action, lawsuits, Avoidance Claims, damages, penalties, judgments, liabilities, costs and expenses (including, without limitation, attorneys’ fees), of any kind or nature which Lender may sustain or incur in connection with, or arising from, this Agreement, any other present or future agreement, or the breach by Borrower of any representation, warranty, covenant or provision contained herein or therein, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender relating in any way to Borrower. Notwithstanding any other provision of this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive termination of this Agreement. If Borrower fails to honor this Section of the Agreement after termination thereof, Lender shall have the right to re-file its UCC-1 financing statement and shall have the right to pursue any and all rights and remedies against Borrower as contemplated by this Agreement, the UCC or any law or in equity. Lender may, in its sole discretion, hold or supplement a Reserve to account for any Avoidance Claim.

10.6 Attorneys’ Fees and Costs. Borrower shall forthwith pay to Lender the amount of all actual attorneys’ fees and all other costs incurred by Lender under and pursuant to this Agreement, or any other present or future agreement, or in connection with any transaction, or with respect to the Collateral or the defense or enforcement of Lender’s interests (whether or not Lender files a lawsuit against Borrower), including any proceedings in Bankruptcy Court. In the event Lender files any lawsuit predicated on a breach of this Agreement or is any way related to this Agreement, the Lender shall be entitled to recover its costs and attorneys’ fees, including, but not limited to, attorneys’ fees and costs incurred. All attorneys’ fees and costs to which Lender may be entitled pursuant to this Section shall immediately become part of Borrower’s Obligations and shall be due on demand.

10.7 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of the parties hereto; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall relieve Borrower or any guarantor from its liability for the Obligations. Without limiting the generality of the foregoing, all rights and benefits of Lender under this Agreement may be exercised by any institution with which Lender maintains any rediscount, financing or other relationship and by any other person or entity designated by Lender.

10.8 Joint and Several Liability. The liability of each Borrower shall be joint and several and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

10.9 General Waivers. The failure of Lender at any time or times hereafter to require Borrower strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Borrower and Lender shall not waive or diminish any right of Lender thereafter to demand and receive strict compliance therewith and with any other provision warranty, term and condition; and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or hereafter executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an officer of Lender and delivered to Borrower. Borrower waives any and all notices or demands which Borrower might be entitled to receive with respect to this Agreement, or any other agreement by virtue of any applicable law. Borrower hereby waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, Account, general intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender unless expressly required by this Agreement. Borrower hereby ratifies and confirms whatever Lender may do pursuant to this Agreement and agrees that Lender shall not be liable for the safekeeping of the Collateral or any loss or damage thereto, or diminution in value thereof, from any cause whatsoever, any act or omission of any carrier, warehouseman, bailee, forwarding agent or other person, or any act of commission or any omission by Lender or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law.

10.10 Section Headings, Construction. Section headings are used herein for convenience only. Borrower acknowledges that the same may not describe completely the subject matter of the applicable Section, and the same shall not be used in any manner to construe, limit, define or interpret any term or provision hereof. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

10.11 Destruction of Borrower’s Documents, Limitation of Actions. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender six (6) months after the same are delivered to Lender, unless Borrower makes written request therefore and pays all expenses attendant to their return, in which event Lender shall return same when Lender’s actual or anticipated need therefore has terminated. Borrower agrees that any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants, or attorneys, relating in any way to Borrower, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within six (6) months after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such six-month period provided herein shall not be waived, tolled, or extended except by the written consent of Lender, in its sole and absolute discretion. This provision shall survive any termination, however arising, of this Agreement and any other present or future agreement.

10.12 Severability. Should any provision, clause or condition of this Agreement be held by any court of competent jurisdiction to be void, invalid, inoperative, or otherwise unenforceable, such defect shall not affect any other provision, clause or condition, and the remainder of this Agreement shall be effective as though such defective provision, clause or condition had not been a part hereof.

10.13 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith shall be construed together and constitute the entire, only and complete agreement between Borrower and Lender, and all representations, warranties, agreements, and undertakings heretofore or contemporaneously made, which are not set forth herein or therein, are superseded hereby.

10.14 Amendment. The terms and provisions of this Agreement may not be waived, altered, modified or amended except in a writing executed by Borrower and a duly authorized officer of Lender. This Agreement shall amend and restate as of the date hereof each and every Account Sale and Purchase Agreement between a Borrower and Lender in existence and currently in effect as of the date of this Agreement, as amended, modified or supplemented from time to time (each such agreement shall be referred to herein as an “ASPA”). All Accounts that are outstanding and unpaid as of the date of this Agreement previously sold, assigned, transferred or factored to Lender under each such ASPA, shall be deemed to be transferred to the applicable Borrower, subject to the security interest granted under the ASPA and this Agreement, such that Lender shall maintain and be granted a first priority lien on said Borrower’s Accounts under the ASPA and this Agreement.

10.15 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

10.16 Electronic Signatures. The parties intend to conduct business contemplated by this Agreement by electronic means. Each document, which is the subject of this Agreement, that a party has transmitted electronically to the other shall be intended as and constitute an original and deemed to contain a valid signature of the party for all purposes acknowledging, consenting to, authorizing and approving the terms of this Agreement or any subject matter applicable thereto. In furtherance of the above, Borrower hereby authorizes Lender to regard the Borrower’s printed name or electronic approval for any document, agreement, assignment schedule or invoice as the equivalent of a manual signature by one of the Borrower’s authorized officers or agents. Borrower’s failure to promptly deliver to Lender any schedule, report, statement or other information required by this Agreement or any document related thereto shall not affect, diminish, modify or otherwise limit Lender’s security interests in the Collateral or rights and remedies under this Agreement. Lender may rely upon, and assume the authenticity of, any such approval and material applicable to such approval as the duly confirmed, authorized and approved signature of Borrower by the person approving same which constitute an Authenticated Record for purposes of the UCC and shall satisfy the requirements of any applicable statute of frauds.

10.17 Credit Reports. Borrower authorizes Lender to obtain credit reports for Borrower and all guarantors at any time, in Lender’s sole discretion.

10.18 Governing Law, Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and thereunder and all rights and obligations of Lender and Borrower shall be governed, construed and interpreted in accordance with the internal laws of the State of Texas. Borrower: (i) agrees that all actions or proceedings relating directly or indirectly hereto shall, at the option of Lender, be litigated in courts located within said state, and, that, at the option of Lender, the exclusive venue therefore shall be Harris County, State of Texas; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

10.19 Waiver of Right to Jury Trial. EACH BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL IN ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN ANY BORROWER AND LENDER, AND ANY CONDUCT, ACTS OR OMISSIONS OF ANY BORROWER OR LENDER OR ANY OF THEIR DIRECTORS, MEMBERS, PARTNERS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH ANY BORROWER OR LENDER. EACH BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized officers.

Dated: September 30, 2020 (the “Effective Date”)

Sallyport Commercial Finance, LLC

Signature:
Print Name:	Nick Hart
Title:	President

BOXLIGHT, INC.

Signature:
Print Name:
Title:

Address:

Telephone number: __________________

EOSEDU, LLC

Signature:
Print Name:
Title:

Address:

Telephone number: __________________

Document to be notarized

[Separate notarized signatures pages for each Borrower follows]

SCHEDULE A TO ACCOUNTS RECEIVABLE FINANCING AGREEMENT

1.	Administrative Fee: 0.45%.

2.	Advance(s) shall mean amounts loaned to Borrower hereunder as distinguished from fees and interest charged thereon.

3.	Advance Rate: up to 90% of the gross face amount of each Eligible Accounts Receivable financed under this Agreement in advance of its due date. Lender may adjust the Advance Rate upward or downward at any time, in its sole discretion.

4.	Audit Fee – will be charged to client at $950 per day.

5.	Default Rate: a rate per annum equal to 5.00%, plus the Interest Rate.

6.	Financing Fees shall mean collectively, the Administrative Fee and Minimum Monthly Sales Shortfall Fee.

7.	Facility Fee: waived.

8.	Renewal Term: 12 months.

9.	Maximum Facility Limit Amount: $6,000,000.

10.	Minimum Monthly Sales Shortfall Fee: shall be calculated as follows Minimum Monthly Sales for the particular month minus the actual Monthly Financing Volume for the particular month multiplied by the Administrative Fee.

11.	Minimum Monthly Sales: $1.250,000 of Accounts per month.

12.	Original Term: 12 months.

13.	Place of Business, Location of Collateral:

Boxlight - 1045 Progress Circle, Lawrenceville, GA 30043 and

EOSEDU - 8767 East Via De Ventura, Suite 126, Scottsdale, AZ 85258

14.	Trade Names and Styles:

Boxlight

EOSEDU

Boxlight Latinoamerica, S.A. DE C.V. / Boxlight Latinoamerica

Boxlight Latinoamerica Servicios, S.A. DE C.V. / Boxlight Latinoamerica Servicios

Mimio LLC / Mimio

Genesis Collaboration, LLC / Genesis Collaboration

Cohuborate Ltd. / Cohuborate

Qwizdom Inc. / Qwizdom

Qwizdom UK Limited / Qwizdom UK

Modern Robotics, Inc. / Modern Robotics

MyStemKits Inc / MyStemKits

Boxlight Display, Inc. / Boxlight Display / Display Projection EOS Education

Boxlight Group Ltd-/ Boxlight Group / Boxlight Group UK

Boxlight Holdings, Ltd./ Boxlight Holdings

15.	Interest Rate: Base Rate + 3.5% on funds outstanding.

16.	Base Rate Floor: 3.25%

17.	Application of Payments: 3 days.

SCHEDULE B TO ACCOUNTS RECEIVABLE FINANCING AGREEMENT

Form of Availability Certificate